UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):  December 29, 2008

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of Principal Executive Offices)	97296-0047 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the expected departure in January 2009 of Gregory Witherspoon, Vice President of Special Projects,  on December 29, 2008 the Compensation Committee of the Board of Directors of the Company approved modification of the terms of certain restricted stock units (RSUs) and stock options held by Mr. Witherspoon as follows:

(i) The Compensation Committee approved acceleration of the vesting of RSUs for 2,519 shares of Class A Common Stock that were scheduled to vest on June 1, 2009 so that the RSUs became vested following Mr. Witherspoon’s termination of employment.

(ii) The Compensation Committee approved acceleration of the vesting of options to purchase 2,055 shares of Class A Common Stock (with an exercise price of $34.46 per share) that were scheduled to vest on June 1, 2009 so that the options became vested following Mr. Witherspoon’s termination of employment.

(iii) The Compensation Committee approved an extension of  the period following termination of employment for the exercise of currently vested options to purchase 5,166 shares of Class A Common Stock (with an exercise price of $34.46 per share) and the options to purchase the 2,055 shares that will become vested pursuant to paragraph (ii) above.  Prior to the modification vested options could be exercised until 90 days after the date of termination of employment.  As modified, the vested options will be exercisable until June 1, 2011.

Mr. Witherspoon will also receive a cash severance payment in the amount of $38,462.  Payment of the cash severance and modification of the RSUs and options are subject to Mr. Witherspoon’s execution of a separation and release agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: January 2, 2009	By:	/s/ RICHARD C. JOSEPHSON
Name: Richard C. Josephson
Title: Senior Vice President